Exhibit 99.1

Socket Mobile Contact:	Editorial Contacts:
Krista Rogers	Catherine Koo / Nicole Wasowski
Sr. Marketing Communications Specialist	Lewis PR
(510) 933-3051	(415) 992-4400
krista@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports Record Revenue for 2008, up 10% Year-Over-Year
Despite Fourth Quarter Sales Slowdown

NEWARK, Calif., - February 18, 2009 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the 2008 fourth quarter and year ended December 31, 2008.

Revenue for the 2008 full year totaled a record $26.6 million, a 10% increase over revenue of $24.1 million for 2007. Net loss for 2008 was $2.8 million, or a loss of $0.86 per share, compared to a net loss for 2007 of $3.3 million, or a loss of $1.05 per share. The portion of the net loss attributable to stock option expensing in 2008 was $715,000, or $0.22 per share, compared to $1,023,000, or $0.32 per share in 2007.

Revenue for the fourth quarter of 2008 was $4.9 million, compared to revenue of $6.8 million in the same quarter a year ago and revenue of $8.0 million in the third quarter of 2008. Revenue in the fourth quarter of 2008 was reduced by $0.7 million, from $5.6 million to $4.9 million, due to a change in estimate relating to data collection product returns to two distributors from their resellers. The Company defers revenue recognition until inventory is sold out of distributor inventory, so product returns back to distributor inventory reduce revenue recognized during the period. The fourth quarter was the first quarter in which the Company has experienced significant returns to its distributors, reflecting current economic conditions. Net loss for the fourth quarter was $1.6 million, or a loss of $0.49 per share, compared to a net loss of $0.4 million, or a loss of $0.13 per share, in the fourth quarter of 2007 and a net loss of $80,000, or a loss of $0.02 per share, in the previous sequential quarter. The portion of the net loss attributable to stock option expensing in the fourth quarter of 2008 was $149,000, or $0.05 per share, compared to $231,000, or $0.07 per share, in the fourth quarter of 2007 and $172,000 or $0.05 per share in the previous sequential quarter.

Kevin Mills, president and chief executive officer, commented, "While economic conditions are challenging, overall customer response to our SoMo 650 handheld mobile computer has been excellent and we expect the SoMo to continue to increase its market acceptance. Since the introduction of the SoMo in 2007, we have shipped more than 10,000 units and unit sales have grown in every quarter. For the 2008 full year, SoMo sales grew to $4.7 million, compared to $1.3 million in 2007, and our partners offering or developing business applications for use with the SoMo increased to more than 200. We continue to successfully establish the SoMo in business applications addressing a number of vertical markets including healthcare, hospitality, retail merchandising and automotive. As part of this increasing sales traction, in 2008 we added international language support and introduced models with anti-microbial cases for the healthcare market and models without wireless capabilities for secure applications.

"Current economic conditions slowed the pace of customer orders in the fourth quarter for most of our products except the SoMo 650 handheld computer. We have responded to these conditions by reducing our headcount and other expenses, and we are closely managing our cash and working capital going forward. We continue to work closely with our distribution and value-added reseller partners in supporting the business mobility solutions needed by their customers, especially in this difficult economy where efficiency and productivity are especially important to companies," Mr. Mills concluded.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 407-0778 from within the US, or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 309372#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, select "About Socket"/"Investor Relations"/ and "Conference Calls and Events".

About Socket Mobile, Inc.

Socket makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements regarding our new handheld mobile computer product, including details on the timing, distribution and market acceptance of the product, and statements predicting trends, sales and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that our new product may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our integrator program and current distribution channels may not choose to distribute the new product or may not be successful in doing so, the risk that acceptance of our new product in vertical application markets may not happen as anticipated and the risk that evidence of strength in the mobile computing market may not be indicative of a trend, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2009, Socket Mobile, Inc. All rights reserved.

--Financial tables to follow--

Socket Mobile, Inc. Condensed Summary Statements of Operations (Amounts in thousands except per share amounts)
	Year ended Dec 31,		Three Months ended Dec 31,
	(Unaudited) 2008	2007*	(Unaudited) 2008	(Unaudited) 2007
Revenue	$ 26,557	$ 24,118	$ 4,876	$ 6,846
Cost of revenue	14,167	12,244	2,807	3,457
Gross profit	12,390	11,874	2,069	3,389
Gross profit percent	47%	49%	43%	50%
Research and development	4,496	5,005	1,063	1,293
Sales and marketing	7,777	7,380	1,896	1,852
General and administrative	2,674	2,742	636	637
Amortization of intangible technology	127	135	31	33
Total operating expenses	15,074	15,262	3,626	3,815
Interest (income) expense, net	49	(80)	12	(3)
Deferred tax expense	32	32	8	8
Net loss	$ (2,765)	$ (3,340)	$ (1,577)	$ (431)
Basic and diluted net loss per share applicable to common stockholders	$ (0.86)	$ (1.05)	$ (0.49)	$ (0.13)
Weighted average shares outstanding: Basic Fully Diluted	3,219 3,219	3,193 3,193	3,230 3,230	3,198 3,198
*Derived from audited financial statements.

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	December 31,
	(Unaudited) 2008	2007*
Cash	$ 757	$ 4,963
Accounts receivable	3,335	2,615
Inventories	3,930	2,438
Other current assets	387	283
Property and equipment, net	977	1,145
Goodwill	9,798	9,798
Intangible technology	347	474
Other assets	226	258
Total Assets	$ 19,757	$ 21,974

Accounts payable and accrued liabilities	$ 4,288	$ 3,281
Bank line of credit	1,006	2,622
Deferred income on shipments to distributors	2,434	1,745
Other liabilities	354	792
Common stock	54,592	53,686
Accumulated deficit	(42,917)	(40,152)
Total Liabilities and Equity	$ 19,757	$ 21,974
*Derived from audited financial statements.

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